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                                                                 Exhibit (b)(1)
Banco
SANTANDER CENTRAL HISPANO
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CEMENTOS PORTLAND, S.A.
Jose Abascal, 59
28003 MADRID
Madrid, November 8th, 1999

Dear Sirs,

After the conversations held with you, we hereby confirm our irrevocable undertaking to furnish you with a credit facility to enable you to purchase the U.S. Company Giant Cement Holding, Inc. on the following terms and conditions:

Lender:  Cementos Portland, S.A.

Amount of the loan:  U.S. Dollars 100 million or its exchange value in pesetas.

Currency: Multi-currency (dollars or pesetas) at the choice of Cementos Portland, S.A., at the appropriate time.

Term: The loan will have a term of 180 days reckoned as from the date of this letter.

Interest: Euribor or Libor (according to the foreign exchange) plus a spread of between 0,25% and 0,75%.

Guarantees:  No collateral guarantees are given.

The other terms and conditions of the agreement are those customary in our Bank for a financing facility of this kind.

If you accept the conditions set out herein, we should appreciate it if you would return one of its copies to us in proof of your consent.

Yours truly,

BANCO SANTANDER CENTRAL HISPANO, S.A.

/s/ Tomas Gonzales Pena                    /s/ Jose Antonio Aguirre Fernandez
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Tomas Gonzalez Pena                        Jose Antonio Aguirre Fernandez

Accepted an agreed:

CEMENTOS PORTLAND, S.A.

/s/ Rafael Martinez Ynzenga
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